AMENDMENT TO PARTICIPATION AGREEMENT

This amendment (the “Amendment”), is made and entered into by GUGGENHEIM DISTRIBUTORS, LLC f/k/a RYDEX DISTRIBUTORS, INC., RYDEX VARIABLE TRUST (“Trust”) and TRANSAMERICA LIFE INSURANCE COMPANY (“Company”) as of March 18, 2013, as an amendment to the Participation Agreement (the “Agreement”) dated May 10, 2002 by and among the Company, the Trust, and RYDEX DISTRIBUTORS, INC. (the "Underwriter").

WITNESSETH

WHEREAS, the Underwriter changed its state and form of organization from a Maryland corporation to a Kansas limited liability company effective August 2, 2010; and

WHEREAS, the Company, the Trust and the Underwriter (collectively, the “parties”) have entered into the Agreement, dated May 10, 2002; and

WHEREAS, the Company, the Trust and the Underwriter desire to facilitate the purchase and sale of the Funds by the Account via the NSCC as described herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Company, the Trust and the Underwriter hereby acknowledge and agree as follows:

1. Certain Definitions.  Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

2. Amendment.  The following shall be added as Section 1.11:

“1.11  NSCC.  If transactions in Fund shares are to be settled through the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Registration Verification (“Fund/SERV”) system, the following provisions shall apply:

(a)
Pricing.  On each day that the New York Stock Exchange (“NYSE”) is open for business (“Business Day”), the Underwriter shall transmit to Company net asset value (“NAV”) information for each Fund calculated on such Business Day.  Underwriter shall provide such information via the NSCC Mutual Fund Profile System Phase I or by such other means as the parties may agree upon from time to time.  Notwithstanding the foregoing, in the event that such information cannot reasonably be provided through such means, Underwriter shall provide such information via fax transmission or other means as agreed upon by the parties.  Underwriter shall use its best efforts to provide such information by no later than 7:00 P.M. Eastern Time on such Business Day.

(b)	Transmission of Instructions.

(1) For each Fund/SERV transaction, including transactions establishing a shareholder account with the Underwriter, the Company shall provide the Funds and Underwriter with all

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information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct.  The Company shall maintain documents required by the Funds or Underwriter to effect Fund/SERV transactions.  The Company certifies that all instructions delivered to Underwriter on any Business Day (“Instructions”) shall have been received by the Company from the shareholder by the close of trading (currently 4:00 p.m. Eastern time) on the New York Stock Exchange (the “Close of Trading”) on such Business Day (“Trade Date”) and that any instructions received by it after the Close of Trading on any given Business Day will be transmitted to Underwriter on the next Business Day.  Each Instruction shall be deemed to be accompanied by a representation by the Company that it has received proper authorization from each person whose purchase, redemption, account transfer or exchange transaction is effected as a result of such Instruction.   Company shall transmit such Instructions without modification, except for netting and/or aggregation, via the NSCC’s Defined Contribution Clearing and Settlement (“DCC&S”) Fund/SERV system no later than 9:00 A.M. Eastern Time on the next Business Day (“Trade Date + 1”). Notwithstanding the foregoing, to the extent Instructions are not transmitted to Underwriter via the DCC&S Fund/SERV system, Company shall notify Underwriter, and such Instructions shall be either (i) transmitted via facsimile or (ii) resubmitted via the DCC&S Fund/SERV system by no later than 9:00 A.M. Eastern Time on Trade Date + 1.

(2) Instructions transmitted pursuant to Section b(1) will receive the NAV for each Fund calculated on the Trade Date.

(3) Company represents and warrants that (i) Company’s internal control structure over the processing and transmission of Instructions is suitably designed to help prevent or detect on a timely basis Instructions received by Close of Trading on the NYSE on the Trade Date from being aggregated with Instructions received after the Close of Trading, and to minimize errors that could result in late transmission of Instructions to the Underwriter (“Internal Control Procedures”); (ii) Company will review annually the adequacy of its Internal Control Procedures and will change and modify them as necessary to maintain their adequacy; and (iii) annually and upon request by Underwriter or Fund, Company will provide Underwriter and Fund with a description of its Internal Control Procedures and a certification from Company that they are adequate as of the most recent annual review.

(c) Confirmations.  Underwriter shall confirm via the DCC&S Fund/SERV system no later than 11:00 A.M. Eastern Time on Trade Date + 1 acceptance or rejection of each Instruction transmitted by Company and received by Underwriter.  Any Instruction not expressly

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 confirmed by Underwriter shall be deemed not to have been received by Underwriter.

(d)
Settlement.  Settlement of all Instructions accepted by Underwriter shall occur consistent with the requirements of the DCC&S Fund/SERV system.  Instructions accepted by Underwriter but not transmitted via the DCC&S Fund/SERV system shall be settled as follows:

(1)	With respect to purchases, Company shall initiate payment to Underwriter or its designated agent by federal funds wire no later than 3:00 P.M. Eastern Time on Trade Date + 1.

(2)	With respect to redemptions, Underwriter shall initiate payment to Company by federal funds wire no later than 3:00 P.M. Eastern Time on Trade Date + 1.

(e)
Account Activity.  Underwriter will transmit to Company via the DCC&S NETWORKING system those Networking activity files reflecting all account activity, including but not limited to closing account balance, purchases, redemptions, capital gains, dividends, price and share adjustment, for receipt by Company.  In the event that Fund cannot reasonably transmit such information via the DCC&S NETWORKING system, Underwriter shall transmit such information to Company via facsimile or other means as agreed upon by the parties.

(f)
As of Transactions. Processing errors may be adjusted through Fund/SERV for transactions back dated less than 3 business days and to the same calendar year. If the transaction is back dated more than 3 days or to a previous calendar year, the Underwriter will process the orders only if the request is submitted in writing and prior authorization is obtained from the Underwriter. If the transaction is communicated to the Underwriter after 9:00 A.M. Eastern Time on the business day following the trade date, any cost associated with processing As-Of Transactions shall be borne by the Company.

(g)	Miscellaneous.

(1) All Fund Shares held by the Company on behalf of a client of the Company shall be carried in a custody account for the exclusive benefit of the clients of the Company and shall not be subject to any right, charge, security interest, lien, or other claim against the Company in favor of the Funds or the Underwriter.

(2) Each party agrees to perform its duties, functions and responsibilities hereunder pursuant to the rules, procedures and other requirements of the NSCC’s DCC&S Fund/SERV System and/or the DCC&S NETWORKING System, as applicable.

(3) Each party shall notify each other party promptly in the event that it becomes unable for any reason to perform the services contemplated by, or any other of its obligations under, this Agreement.

(4) The Company agrees that in the event the Underwriter makes any overpayment to the Company, the Company shall promptly repay such overpayment to the Underwriter, but in no event more than fifteen (15) days after the Company receives notice of such overpayment.

(5)  The Company shall ensure that NETWORKING Accounts are established and maintained at Matrix Level III.

3. Article XI is amended as follows:

If to the Trust:
Guggenheim Distributors, LLC
805 King Farm Blvd., Suite 600
Rockville, MD  20850
Attn:  General Counsel

If to the Underwriter:
Rydex Distributors, LLC
805 King Farm Blvd., Suite 600
Rockville, MD  20850
Attn:  General Counsel

4. Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

5.           Each of the parties hereby represents and warrants that the execution, delivery and performance of this Amendment are within the party’s corporate power and have been or will be duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of the party in accordance with its terms.

6. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

7. This Amendment shall be construed in accordance with and be governed by the laws of Delaware (without reference to choice of law doctrine).”

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of the day and year first above written.

TRANSAMERICA LIFE INSURANCE COMPANY

/s/ John Mallett

Name: John Mallett______________________________
Title:   Vice President_____________________________

RYDEX VARIABLE TRUST

/s/ Nikolaos Bonos
Name: Nikolaos Bonos______________________________
Title:   Vice President & Treasurer______________________

GUGGENHEIM DISTRIBUTORS, LLC

/s/ Douglas C. Mangini
Name: Douglas C. Mangini_____________
Title:   V.P._________________________